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January 6, 2004

Bruce W. Stone
10 Old Jackson Avenue, #41
Hastings on Hudson, NY 10706

Dear Bruce:

This will confirm your Separation from COVANTA ENERGY CORPORATION (herein the "Company") effective as of January 31, 2004 (hereafter the "Separation Date"). This letter agreement (the "Agreement and Release") describes your existing rights and obligations relating to your departure from the Company and offers you certain additional benefits.

1. Although you will no longer be employed by the Company after the Separation Date, certain of your obligations to the Company will continue. Those obligations are in addition to and not a limitation upon your confidentiality obligations under your Employee Confidential Disclosure Agreement dated May 22, 1987. To ensure that you are aware of your important obligations under the Employee Confidential Agreement, a copy is attached. If you receive a subpoena or other request for information, you agree to immediately notify COVANTA Energy Corporation's General Counsel.

2. Prior to the Separation Date, you must turn over to the Company, all documents, records and property including but not limited to computers, computer equipment, credit cards, keys, manuals, notebooks and all other data relating to the Company or any of its direct or indirect subsidiaries (each, a "COVANTA Company" and collectively, the "COVANTA Companies") in your possession or custody or under your control belonging to or in any way relating to the business of the Company, or any of the other COVANTA Companies or any of their respective customers.

3. Contingent upon the continued and faithful performance of your obligations as described herein and in consideration for the waiver/release described in this Agreement and Release, we agree to pay you the gross amount of $487,500 (such gross amount, hereafter the "Cash Separation Payment" and, together with the subsidized continuation of your group medical and dental insurance coverage described under Section 6 hereinafter the "Separation Payments") minus normal payroll taxes and normal deductions relating to benefits paid in the next payroll cycle after the expiration of the Revocation Period referred to in the Agreement. The Cash Separation Payment represents 78 weeks of base pay and will be paid pursuant to the terms and conditions of the COVANTA Energy Corporation Key Employee Severance Pay Plan (the "Plan").

     In addition, as a participant in the COVANTA Energy Corporation Special Retention Bonus Plan (the "Retention Plan"), you will be entitled to a pro rata portion of your third installment

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     (the "Retention Bonus Award), payable at the time of the Company's emergence from bankruptcy, minus normal payroll taxes, in accordance with the terms of the Retention Plan.

     Finally, as a participant in the COVANTA Energy Corporation Long-Term Incentive Plan (the "LTIP"), on and subject to the terms and conditions of the LTIP, you will be entitled to an LTIP Award (as defined in the LTIP) as, to the extent, in the amount and at the time provided under the terms and conditions of the LTIP.

     In the event of your death before all the payments provided for in any of the preceding paragraphs of this Section 3 have been made to you, any amounts still due you will be paid to your estate.

     You hereby acknowledge and agree that, pursuant to the terms and conditions of the Plan, your right to receive any Separation Payments and the Company's obligation to pay or provide any Separation Payments to you is conditioned upon your execution and delivery of this Agreement and Release on or after your Separation Date, including, without limitation, the release of claims contained in Section 12 (the "Release"), and your refraining from revoking the Release as permitted in Section 18 herein. If you execute this Agreement and Release prior to your Separation Date, this Agreement and Release shall not be binding upon the Company and shall have no legal effect.

4. You agree that, during the period you are providing consulting services to any Covanta Company pursuant to the Consulting Agreement between you and the Company, dated as of March __, 2004, you shall not, directly or indirectly, for your own account or for the account of any individual, person, firm or other entity, (i) solicit for employment, employ or otherwise interfere with the employment relationship of any COVANTA Company with any natural person who is or was (at any time within the six month period immediately preceding any such solicitation, employment or other interference) employed by or otherwise engaged to perform services for any COVANTA Company, or (ii) solicit or otherwise attempt to establish any business relationship of a nature that is competitive with the business or relationship of any COVANTA Company with any individual, person, firm or other entity which is or was (at any time within the 12 month period immediately preceding such solicitation or other attempt) a customer, client or distributor of any Covanta Company. You further agree that you will be available to consult with us at reasonable times upon reasonable notice so long as such consultation does not unreasonably interfere with any other employment in which you may then be engaged.

5. While you may not be precluded from applying for and receiving state unemployment compensation benefits, if you do receive any such benefits for any of the 78 weeks immediately following your Separation Date (e.g., the weeks for which you are receiving Cash Separation Payments), you must promptly pay to the Company the aggregate amount of state unemployment compensation benefits received by you for any such weeks.

6. Any group accident insurance, short-term disability insurance, life insurance or long-term disability insurance coverage you have with the Company will terminate on the Separation Date.

     If enrolled, you may continue, decrease or stop contributions to your Health Care Account. Dependent Care Account contributions must be discontinued due to IRS regulations. Contact Sue Ryan at (973) 882-7140 for more information.

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     Under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"),
     you may continue your group medical and dental insurance provided you timely elect continuation of such coverage. For the eighteen month period following your Separation Date or until the end of the month after the month in which you are offered or become eligible for such insurance coverage from a subsequent employer, whichever occurs first, the Company will pay the same portion of the cost of the medical and dental insurance elected under COBRA as it would if you remained an active employee of the Company, subject to your timely payment to the Company of all contributions, premiums, co-payments and deductibles required to be paid by active employees who participate in any such insurance plan. If you are still eligible for medical and dental insurance coverage under COBRA when the Company's obligation under this Section 6 to subsidize the cost of group medical and dental insurance you elected ends, you may continue such coverage in accordance with COBRA by paying the full COBRA premium.
     Coverage during the subsidized period under this Section 6 does not extend the period of coverage under COBRA. The Separation Date is the date of the "qualifying event" for COBRA purposes.

     CobraServ will send you information as it relates to the status of your benefits. If you have any have questions, you can contact Customer Service at (800) 877-7994.

7. If your rights under the Covanta Energy Pension Plan have vested, you will receive a letter containing an estimate of benefits payable and a description of the steps necessary to collect these benefits. If you are a participant in the Resource Recovery Pension Plan, you will receive an information package describing your distribution options in accordance with the Plan. If you are a participant in the Resource Recovery Senior Management Pension Plan, you will automatically receive a distribution (shortly after your Separation Date) in accordance with the election on file.

8. If enrolled in the Covanta Energy Savings Plan or the Power Savings Plan you may receive distribution of your account balance following your Separation Date by contacting T. Rowe Price at (800) 922-9945. If you are a participant in the Ogden Projects Profit Sharing Plan, you will receive an information package describing your distribution options. If your account balance in any of the Plans listed in this section is less than $5,000, your balance will be distributed to you automatically.

9. Any unused vacation pay accrued up through the Separation Date will be paid to you shortly after that date. Any personal advances due the Company or outstanding business-related expenses will be deducted from the cash amounts otherwise due you hereunder.

10. All payments being made to you under this Agreement and Release will be subject to withholding for federal income taxes and, where applicable, to withholding for Social Security, unemployment compensation and State, County and City taxes.

11. You acknowledge and agree that the contents of this Agreement and Release and all communications, oral or written, concerning or referred to in this Agreement and Release are confidential and that you may not disclose them to any third party except your immediate family, your financial advisor and attorney, and appropriate governmental agencies which may require this information.

12. By executing this Agreement and Release, you hereby, on your own behalf and on behalf of your agents, representatives, assigns, heirs, executors and administrators (collectively, the

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     "Employee Releasors") hereby fully and unconditionally release, remise, acquit and forever discharge each of the COVANTA Companies and each of their respective officers, directors, shareholders, members, agents, employees, consultants, independent contractors, attorneys, advisors, successors and assigns (collectively, the "COVANTA Releasees"), jointly and severally, from any and all claims, causes of action, charges, complaints, demands, costs, rights, losses, damages and other liability whatsoever, known or unknown (collectively, the "Claims"), which you have or may have against any COVANTA Releasee arising on or prior to the date you execute this Release, including but not limited to, Claims in respect of your employment with, or termination of employment from, any and all of the COVANTA Companies or your relationship with any of the COVANTA Companies, claims under any employment agreement with any Covanta Company, dismissal, redundancy, wrongful termination, breach of contract, fraud, deceit, negligence, misrepresentation, defamation, Disability, discrimination of any type, unlawful deduction from wages, breach of rights or entitlements under the United States Age Discrimination in Employment Act, the United States Americans with Disabilities Act of 1990, the United States Family and Medical Leave Act of 1993, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. Section 1981, the laws of the state of New Jersey, the laws of the United States, and any workers' compensation or disability claims or any other federal, state, local, common or other law, other than the Excluded Claims (as defined below). You further agree that you will not file or permit to be filed on your behalf any such Claim. Notwithstanding the preceding sentence or any other provision of this Agreement and Release, this Agreement and Release is not intended to interfere with your right to file a charge with the Equal Employment Opportunity Commission (the "EEOC") in connection with any Claim you believe you may have against any of the COVANTA Companies. However, by executing this Agreement and Release, you hereby waive the right to recover in any proceeding you may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on your behalf. Notwithstanding the preceding two sentences or any other provision hereof, this Release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, and punitive damages.

     For purposes of this Agreement and Release, the term "Excluded Claims" shall mean claims to enforce any of your rights under or pursuant to this Agreement and Release or the LTIP and, with respect to your employment with a COVANTA Company prior to the Separation Date, claims for benefits accrued by and payable to you under the terms and conditions of any employee benefit plan of a COVANTA Company in which you were a participant prior to your Separation Date and which remain due and payable in accordance with the terms of such plan, as in effect from time to time; and claims for indemnification under indemnification agreements, COVANTA's Certificate of Incorporation or By-Laws or applicable law for actions taken while an employee of any COVANTA Company.

     You hereby acknowledge that the Separation Payments that you are receiving in connection with this Release are in addition to anything of value to which you are already entitled from the Company or any other COVANTA Releasee.

13. You recognize that the monies and benefits set forth in this Agreement and Release constitute consideration for this Release and you agree that you will not seek anything further from any COVANTA Releasees. You recognize that you are bound by this Agreement and Release and that anyone who succeeds to your rights and responsibilities, such as your heirs or the executor of your estate, is also bound. This Agreement and Release is made for the benefit of the COVANTA Releasees, including the individuals and

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     entities collectively described herein, as well as all who succeed to their rights and responsibilities, such as the successors and assigns of the corporate entities, and the heirs and executors of the estates of the individuals collectively referred to herein as Releases.

14. You agree not to make any derogatory, negative or defamatory statements in public or private regarding any COVANTA Company or any or their respective officers, directors or other key employees. The Company shall use its reasonable best efforts to cause its officers, directors and other key employees not to intentionally make any public statements intended to disparage or defame your reputation. Notwithstanding the foregoing, nothing contained in this paragraph shall prohibit any person from making truthful statements to the extent required by order of a court or in connection with a bona fide hearing, investigation or inquiry conducted by a court or other governmental body having jurisdiction or otherwise required by law.

15. You are strongly encouraged to consult an attorney regarding this Agreement and Release.

16. You hereby acknowledge that you are entering into this Agreement and Release voluntarily and, by your act of signing below, you agree to all of the terms and conditions of this Agreement and Release and intend to be legally bound thereby.

17. Acknowledgement of Your Rights to Consider and Revoke this Release; Effective Date of Release.

          (a)  You understand, agree and acknowledge that:

                    - you have been advised and encouraged by the Company to have this Agreement and Release reviewed by legal counsel of your own choosing and you have been given ample time to do so prior to signing this Agreement and Release;

                    - you have been provided at least forty-five (45) days to consider this Agreement and Release and to decide whether to agree to the terms contained herein and you have been given the information required to be delivered pursuant to 29 USC Section 626(f)(1)(H), including information as to the class, unit or group of individuals whose employment is being terminated on the same terms and pursuant to the same employee reduction program as you, the eligibility terms and time limits applicable under such program and a list of the job titles and ages of all individuals eligible to participate in such program and the ages of all individuals having the same job classification but who are not eligible to participate in such program;

                    - you have the right to revoke the Release contained in this Agreement and Release during the seven (7) day period following the date you sign this Agreement and Release (such 7 day period, the "Revocation Period") by giving written notice of such revocation to the Administrator, Stephen M. Gansler, Senior Vice President of Human Resources at 40 Lane Road CN-2615, Fairfield, NJ 07004 on or prior to the seventh day after the date you sign this Agreement and Release and if you exercise your right to revoke this Release, you will forfeit your right to receive any of the Separation Payments;

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                    -    the Separation Payments provided herein will not be
                         paid to you until at least eight (8) days after you sign this Agreement and Release and will be paid only if you do not revoke the Release contained in this Agreement and Release pursuant to the paragraph above; and

                    - by signing this Agreement and Release, you represent that you fully understand the terms and conditions of this Agreement and Release and you intend to be legally bound by them.

You agree that this Agreement shall be interpreted and enforced under the laws of the State of New Jersey and that any controversy arising out of or relating to this Agreement and Release shall be governed by the Laws of the State of New Jersey. Any disputes between the parties relating to this Agreement and Release shall be determined in a court sitting in New Jersey.

This Agreement and Release, together with the LTIP, represent the entire agreement between you and the Company concerning this matter. This Agreement and Release can be modified only in writing signed by both you and the Company. Any promises or representations, either oral or written, that are not contained in this Agreement and Release or the LTIP are not valid or binding upon the Releasees.

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If any provision of this Agreement and Release, or the application of such provision to any person or circumstances, shall be held invalid or unenforceable, the remaining provisions of this Agreement and Release, and the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected.

You may formally accept the terms of this Agreement and Release by signing below on or after your Separation Date and then returning it to me. The enclosed duplicate may be retained by you.

                                  Very truly yours,

                                  COVANTA ENERGY CORPORATION

                                  By:
                                      -------------------------
                                          Stephen M. Gansler
                                          Senior Vice President

     Enclosures

          I acknowledge that I have read, understand and agree to all the terms of this Agreement and Release and further acknowledge that I have had the opportunity to review it with an attorney and that I have signed this Agreement and Release on or after my Separation Date.

          Dated: _____________        By:
                                          --------------------------
                                          Bruce W. Stone

                                      Sworn to and subscribed before me this ___ day of ________, 2004

                                      ____________________________________
                                      [Name of Notary Public]

                                      Notary Public of ___________________

                                      My Commission Expires ______________

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